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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on August 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOREST OIL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York	1311	25-0484900
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Broadway, Suite 2200
Denver, Colorado 80202
(303) 812-1400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Newton W. Wilson, III
Senior Vice President, General Counsel & Secretary
Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202
(303) 812-1400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Alan P. Baden
Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, New York 10103
(212) 237-0000
(212) 237-0100 (fax)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee(1)

8% Senior Notes due 2011	$125,000,000	$15,838

(1)
Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 13, 2004

PROSPECTUS

Forest Oil Corporation

Offer to Exchange
Up To $125,000,000 of
8% Senior Notes Due 2011
That Have Not Been Registered Under
The Securities Act of 1933
For
$125,000,000 of
8% Senior Notes Due 2011
That Have Been Registered Under
The Securities Act of 1933

Terms of the New 8% Senior Notes Due 2011 Offered in the Exchange Offer:

  •
  The terms of the new notes are identical to the terms of the old notes that were issued on July 14, 2004, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

  •
  We are offering to exchange up to $125,000,000 of our old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

  •
  We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

  •
  Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

        You should carefully consider the risk factors beginning on page 6 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
EXCHANGE OFFER
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
BUSINESS
DESCRIPTION OF THE NOTES
PLAN OF DISTRIBUTION
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION WE INCORPORATE BY REFERENCE
FORWARD-LOOKING STATEMENTS

        This prospectus incorporates important business and financial information about Forest Oil Corporation that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to the office of the Corporate Secretary, Forest Oil Corporation, 1600 Broadway, Suite 2200, Denver, Colorado 80202 (Tel. 303-812-1400). To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

i

PROSPECTUS SUMMARY

        This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Forward-Looking Statements." Unless this prospectus otherwise indicates or the context otherwise requires, the terms "we," "our," "us," "Forest" or other similar terms as used in this prospectus refer to Forest Oil Corporation and its subsidiaries.

        In this prospectus we refer to the notes to be issued in the exchange offer as the "new notes," the notes issued on July 14, 2004 as the "old notes" and the notes previously issued pursuant to an exchange offer in 2002 as the "outstanding notes." We refer to the new notes, the old notes and the outstanding notes collectively as the "notes."

Forest Oil Corporation

        We are an independent oil and gas company engaged in the acquisition, exploration, development and production of natural gas and liquids in North America and selected international locations. We were incorporated in New York in 1924, as the successor to a company formed in 1916, and have been a publicly held company since 1969. We operate from offices located in Denver, Colorado; Lafayette and Metairie, Louisiana; Anchorage, Alaska; and Calgary, Alberta, Canada.

        Our principal executive offices are located at 1600 Broadway, Suite 2200, Denver Colorado, 80202, and our telephone number at our offices is (303) 812-1400.

Risk Factors

        Investing in the notes involves substantial risks. You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under "Risk Factors" beginning on page 6 of this prospectus, including those incorporated by reference to Forest's Annual Report on Form 10-K for the year ended December 31, 2003.

The Exchange Offer

        On July 14, 2004, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within seven months after the date we issued the old notes.

Exchange Offer	We are offering to exchange new notes for old notes.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we decide to extend it.
Condition to the Exchange Offer
The registration rights agreement does not require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the old notes that you wish to exchange, to U.S. Bank National Association as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your old notes by following the procedures for book-entry transfer described in the prospectus.
• If your old notes are held through The Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.
• If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your old notes, we urge you to contact that person promptly to tender your old notes in the exchange offer.
For more information on tendering your old notes, please refer to the sections in this prospectus entitled "Exchange Offer—Terms of the Exchange Offer," "—Procedures for Tendering" and "—Book-Entry Transfer."
Guaranteed Delivery Procedures	If you wish to tender your old notes and you cannot get your required documents to the exchange agent on time, you may tender your old notes according to the guaranteed delivery procedures described in "Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m. New York City time on the expiration date of the exchange offer.
Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled "Exchange Offer—Terms of the Exchange Offer."
Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer—Fees and Expenses."

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.
Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933 except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.
U.S. Federal Income Tax Considerations	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Certain United States Federal Income Tax Consequences."
Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: Corporate Trust Services, Attention: Specialized Finance, 60 Livingston Avenue, St. Paul, Minnesota 55107. Eligible institutions may make requests by facsimile at (651) 495-8156 and may confirm facsimile delivery by calling (800) 934-6802.

Terms of the New Notes

        The new notes will be identical to the old notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes. We expect that the new notes will have the same CUSIP number as the outstanding notes and will trade with the outstanding notes as a single class of notes.

        The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that is important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled "Description of the Notes."

Issuer	Forest Oil Corporation.
Securities	$125.0 million aggregate principal amount of 8% Senior Notes due 2011.
Maturity	December 15, 2011.
Interest Payment Dates	June 15 and December 15 of each year, commencing on December 15, 2004.

Optional Redemption	The new notes will be redeemable at our option, in whole or in part, at any time at the principal amount thereof, plus accrued interest, plus the applicable make-whole premium.
Ranking	The new notes will be general unsecured senior obligations of Forest, which will be equal in right of payment with all of our existing and future senior debt, and senior in right of payment to all of our existing and future subordinated debt. The new notes will effectively rank behind all of our secured obligations to the extent of the value of the assets securing those obligations. The indenture governing the new notes permits Forest to incur additional debt.
Specified Covenants	We will issue the new notes under the existing indenture, dated December 7, 2001 with U.S. Bank National Association, as trustee. The indenture will, among other things, limit our ability and the ability of our subsidiaries to:
	•	incur additional debt;
	•	pay dividends on stock, redeem stock or redeem subordinated debt;
	•	make investments;
	•	create liens on our assets;
	•	sell assets;
	•	sell capital stock of subsidiaries;
	•	guarantee other indebtedness;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	merge or consolidate; and
	•	enter into transactions with affiliates.
The indenture will provide that most of these covenants will terminate if:
	•	at least one rating agency assigns the notes an investment grade rating; and
	•	our bank credit facilities are no longer secured.
Mandatory Offers to Purchase	Upon the occurrence of a change of control, holders of the new notes will have the right to require us to repurchase all or a portion of the new notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of purchase. In connection with certain asset dispositions, we will be required to use the proceeds of the asset dispositions to make an offer to purchase the new notes at 100% of the principal amount, together with accrued and unpaid interest, if any, to the date of purchase.
Resales of the New Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, except as described below, the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders of the new notes, other than a holder that is an "affiliate" of ours, within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as the new notes are acquired in the ordinary course of the noteholder's business and the noteholder has no arrangement or understanding with any person to participate in the distribution of the new notes.

Each broker-dealer who receives new notes pursuant to the exchange offer in exchange for old notes that the broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than old notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.
If we receive notices in the letter of transmittal, this prospectus (as it may be amended or supplemented from time to time) may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us.
The letter of transmittal requires broker-dealers tendering old notes in the exchange offer to indicate whether the broker-dealer acquired the old notes for its own account as a result of market-making activities or other trading activities, other than old notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the old notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales.

RISK FACTORS

        You should carefully consider the risks described below as well as other information and data included in this prospectus and in the documents incorporated by reference and those to which we have referred you before deciding to participate in the exchange offer. In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, which is incorporated herein by reference.

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

        We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

        If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register old notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer old notes outstanding.

Following this exchange offer, we could incur substantial additional debt, which could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

        As of June 30, 2004, we would have had approximately $1.1 billion in outstanding indebtedness on a pro forma as adjusted basis giving effect to the issuance of the old notes. Following this exchange offer, we will be permitted to incur additional indebtedness, provided we meet certain requirements both in the indenture governing the notes and our other indentures and credit agreements. Our level of indebtedness could have important consequences on our operations, including:

  •
  making it more difficult for us to satisfy our obligations under the notes or other debt and, if we fail to comply with the requirements of any of our debt, resulting in an event of default;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

  •
  limiting our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  detracting from our ability to withstand successfully a downturn in our business or the economy generally; and

  •
  placing us at a competitive disadvantage against other less leveraged competitors.

        The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of certain change of control events, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. Additionally, certain events that would constitute a "change of control" (as defined in the indenture) would constitute an event of default under our credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our credit facility and that, in turn, would cause an event of default under the indenture.

        The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered and to repay debt under our credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

        The old notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the old notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, that an active trading market for the old notes or the new notes will exist, and we will have no obligation to create such a market. At the time of the private placement of the old notes, the initial purchasers advised us that they intended to make a market in the old notes and, if issued, the new notes. The initial purchasers are not obligated, however, to make a market in the old notes or the new notes and any market-making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the old notes or the new notes.

        The liquidity of any trading market for the notes and the market price quoted for the notes will depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to do the following:

  •
  file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and

  •
  use commercially reasonable efforts to have the exchange offer completed by February 14, 2005.

        Upon the SEC's declaring the exchange offer registration statement effective, we agreed to offer the new notes in exchange for surrender of the old notes. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and to use commercially reasonable efforts to cause the exchange offer to be consummated no later than 60 days after the exchange offer registration statement is declared effective by the SEC.

        For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from June 15, 2004. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than old notes acquired directly from us or one of our affiliates) to exchange such old notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of new notes received by such broker-dealer in the exchange offer. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

        The preceding agreement is needed because any broker-dealer who acquires old notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

  •
  will not be able to rely on the interpretation of the staff of the SEC,

  •
  will not be able to tender its new notes in the exchange offer, and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each holder of the old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make certain representations, including a representation:

  •
  that it is not an affiliate of Forest Oil Corporation,

  •
  that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes, and

  •
  that it is acquiring the new notes in the exchange offer in its ordinary course of business.

        We further agreed to file with the SEC a shelf registration statement to register for public resale of old notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

  •
  the exchange offer is not permitted by applicable law or SEC policy, or

  •
  the exchange offer is not for any reason completed by February 14, 2005, or

  •
  upon completion of the exchange offer, any initial purchaser shall so request in connection with any offering or sale of notes.

        We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until expiration of the period referred to in Rule 144(k) under the Securities Act with respect to the old notes or such shorter period that will terminate when all the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We refer to this period as the "shelf effectiveness period."

        The registration rights agreement provides that, in the event that either the exchange offer is not completed or the shelf registration statement, if required, is not declared effective on or prior to February 14, 2005, the interest rate on the old notes will be increased by 1.00% per annum until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the old notes become freely tradable under the Securities Act, at which time the increased interest shall cease to accrue.

        If the shelf registration statement has been declared effective and thereafter either ceases to be effective or the prospectus contained therein ceases to be usable at any time during the shelf effectiveness period, and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any 12-month period, unless such failure to remain effective or usable relates or is directly attributable to an acquisition being undertaken by us, then the interest rate on the old notes will be increased by 1.00% per annum commencing on the 31st day in such 12-month period and ending on such date that the shelf registration statement has again been declared effective or the prospectus again becomes usable, at which time the increased interest shall cease to accrue.

        Holders of the old notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement.

        If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all old notes validly rendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any old notes.

        This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.

        Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See "—Consequences of Failure to Exchange."

Terms of the Exchange Offer

        Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in integral multiples of $1,000.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $125,000,000 in aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

        We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

        If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

        We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time on                        , 2004, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

  •
  to delay accepting for exchange any old notes,

  •
  to extend the exchange offer, or

  •
  to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

        Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  •
  have the signature on the letter of transmittal guaranteed (if required); and

  •
  mail or deliver such letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m. New York City time on the expiration date; or

  •
  comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

        In addition, either:

  •
  the exchange agent must receive old notes along with the letter of transmittal;

  •
  the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m. New York City time on the expiration date.

        The tender by a holder that is not withdrawn prior to 5:00 p.m. New York City time on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

        If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

        Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the old notes tendered thereby are tendered (1) by a registered holder of old notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such old notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instruction 2 of the letter of transmittal. If the old notes are registered in the name of a person other than the signer of the letter of transmittal or if old notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered old notes must be guaranteed by an Eligible Institution as described above. See Instructions 2 and 5 of the accompanying letter of transmittal.

When You Need Endorsements or Bond Powers

        If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The endorsement or bond power, as applicable, must be signed by the registered holder as the registered holder's name appears on the old notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the endorsement or bond power, as applicable.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC's Automated Tender Offer Program

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

        In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

  •
  old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Return of Old Notes Not Accepted or Exchanged

        If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. In the case of old notes tendered by book-entry transfer in the exchange agent's account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

        By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any new notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  •
  you are not engaged in and do not intend to engage in the distribution of the new notes;

  •
  if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act.

Book-Entry Transfer

        The exchange agent will establish accounts with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of old notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

  •
  the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

  •
  prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having a office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

  •
  stating that the tender is being made thereby, and

  •
  guaranteeing that, within three (3) New York Stock Exchange ("NYSE") trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

  •
  the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) NYSE trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal or

  •
  you must comply with the appropriate procedures of DTC's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn, and

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes.

        If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer.

        If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

        Any old notes that are not exchanged for new notes pursuant to the exchange offer and are not included in a resale prospectus (which, if required, will be filed as part of an amendment to the registration statement which includes this prospectus), will remain restricted securities and subject to restrictions on transfer. Accordingly, such old notes may only be resold:

        (1)   to us, upon redemption thereof or otherwise,

        (2)   so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

        (3)   in an offshore transaction in accordance with Regulation S under the Securities Act,

        (4)   pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

        (5)   in reliance on another exemption from the registration requirements of the Securities Act, or

        (6)   pursuant to an effective registration statement under the Securities Act.

        In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

        To the extent old notes are tendered and accepted in the exchange offer, the principal amount of outstanding old notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the old notes could be adversely affected. See "Risk Factors."

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes plus any bond premium, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

		Years Ended December 31,
	Six Months Ended June 30, 2004
		2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	3.6	3.7	1.6	4.4	3.1	1.4

        For purposes of calculating the ratios of consolidated earnings to fixed charges:

  •
  "earnings" consist of earnings from continuing operations before income taxes, amortization of capitalized interest, net equity in undistributed earnings of subsidiaries and fixed charges, less capitalized interest; and

  •
  "fixed charges" consist of interest (whether expensed or capitalized), amortization of debt costs and discount or premium relating to any indebtedness and that portion of rental cost equivalent to interest (estimated to be one-third of rental cost).

        We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

BUSINESS

        We are an independent oil and gas company engaged in the acquisition, exploration, development and production of natural gas and liquids in North America and selected international locations. We were incorporated in New York in 1924, as the successor to a company formed in 1916, and have been a publicly held company since 1969. We operate from offices located in Denver, Colorado; Lafayette and Metairie, Louisiana; Anchorage, Alaska; and Calgary, Alberta, Canada.

        Our principal executive offices are located at 1600 Broadway, Suite 2200, Denver Colorado, 80202, and our telephone number at our offices is (303) 812-1400.

        Additional information concerning Forest is included in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Information We Incorporate by Reference."

DESCRIPTION OF THE NOTES

        We will issue the new notes under an indenture (the "Indenture") between us and U.S. Bank National Association, as trustee (the "Trustee"). This is the same Indenture pursuant to which we issued the old notes. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "1939 Act"). The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of these new notes.

        You will find the definitions of capitalized terms used in this description under the heading "Certain Definitions." For purposes of this description, references to "the Company," "we" and "us" refer only to Forest Oil Corporation and not to its subsidiaries. References to the "notes" refer to the new notes, the old notes and the outstanding notes.

        The Company will issue the new notes in an initial principal amount of $125.0 million as part of a single series under the Indenture of which the outstanding notes were originally issued in December 2001. The terms of all $260.0 million aggregate principal amount of notes will be identical in all material respects, except that the new notes will accrue interest beginning on June 15, 2004 and the outstanding notes accrued interest from December 7, 2001. The old notes do not have the same CUSIP numbers as the outstanding notes which were exchanged in a registered exchange offer for the notes originally issued under the Indenture. We expect that the new notes will have the same CUSIP numbers as the outstanding notes and that they will trade with the outstanding notes as a single class of notes.

        If the exchange offer contemplated by this prospectus is consummated, holders of old notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

Principal, Maturity and Interest

        The new notes:

  •
  will be general unsecured senior obligations of the Company;

  •
  will be issued in this exchange offer in an aggregate principal amount of up to $125.0 million;

  •
  may be issued in an unlimited principal amount, subject to compliance with the provisions of the indenture described below under "Limitation on Indebtedness;"

  •
  will mature on December 15, 2011;

  •
  will be issued in denominations of $1,000 and integral multiples of $1,000;

  •
  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form (see "Book Entry Settlement and Clearance");

  •
  will rank equally in right of payment with all existing and future Senior Indebtedness of the Company; and

  •
  will be senior in right of payment to any existing and future Subordinated Indebtedness of the Company.

        Interest on the new notes:

  •
  will accrue at the rate of 8% per annum;

  •
  will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2004;

  •
  will be payable to the holders of record on the June 1 or December 1 immediately preceding the related interest payment date;

  •
  will accrue from June 15, 2004 for the first interest payment date and from the most recent interest payment date for each interest payment date thereafter; and

  •
  will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We will pay principal, premium, if any, and interest on the new notes and the new notes will be transferable at the office or agency designated by the Company within the City and State of New York. In addition, in the event the new notes do not remain in book-entry form, we may pay interest, at our option, by check mailed to the registered holders of the new notes at their registered addresses as set forth in the Note Register. No service charge will be made for any transfer or exchange of new notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.

Subsidiary Guarantees

        Under the circumstances described below under "—Certain Covenants-Future Subsidiary Guarantors," one or more Subsidiary Guarantors will jointly and severally guarantee the Company's payment obligations under the new notes. The Subsidiary Guarantee of each Subsidiary Guarantor will be an unsecured senior obligation of such Subsidiary Guarantor.

        Certain mergers, consolidations and dispositions of Property may result in the addition of additional Subsidiary Guarantors or the release of Subsidiary Guarantors. See "—Merger, Consolidation and Sale of Substantially All Assets." Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the indenture shall be released from and relieved of its obligations under its Subsidiary Guarantee upon execution and delivery of a supplementary indenture satisfactory to the Trustee.

        Each of the Company and any Subsidiary Guarantor will agree to contribute to any Subsidiary Guarantor which makes payments pursuant to its Subsidiary Guarantee, as applicable, an amount equal to the Company's or such Subsidiary Guarantor's proportionate share of such payment, based on the net worth of the Company or such Subsidiary Guarantor relative to the aggregate net worth of the Company and the Subsidiary Guarantors.

Optional Redemption

        The notes will be redeemable, at the Company's option, at any time in whole, or from time to time in part, at a price equal to the greater of:

  •
  100% of the principal amount of the new notes to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

plus, in either case, accrued interest to the date of redemption.

        Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Unless the Company defaults in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If less than all the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

        For purposes of determining the optional redemption price, the following definitions are applicable:

        "Treasury Yield" means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

        "Independent Investment Banker" means J.P. Morgan Securities Inc. (and its successors), or, if such firm is unwilling or unable to select the applicable Comparable Treasury issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to us.

        "Comparable Treasury Price" means, with respect to any redemption date, (a) the bid price for the Comparable Treasury issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding the redemption date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

        "Reference Treasury Dealer" means (i) J.P. Morgan Securities Inc. and its successors, unless it ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the new notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Sinking Fund

        There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders upon a Change of Control

        If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of that Holder's notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment equal to 101% of the principal amount of the notes repurchased. The Company will also pay Holders of notes being redeemed accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, the Company will mail a notice to each Holder stating, among other things:

  •
  that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the Indenture and that all notes (or portions thereof) properly tendered will be accepted for payment;

  •
  the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no fewer than 30 days nor more than 60 days from the date the Company mails such notice (the "Change of Control Payment Date");

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  that any note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

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  that any notes (or portions thereof) not properly tendered will continue to accrue interest;

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  a description of the transaction or transactions constituting the Change of Control;

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  the procedures that Holders of notes must follow in order to tender their notes (or portions thereof) for payment and the procedures that Holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment; and

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  all other instructions and materials necessary to enable Holders to tender notes pursuant to the Change of Control Offer.

        Prior to the mailing of the notice to Holders of notes described above, but in any event within 30 days following any Change of Control, the Company covenants to:

        (1)   repay or cause to be repaid in full all indebtedness of the Company and any Subsidiary Guarantor that would prohibit the repurchase of the notes pursuant to such Change of Control Offer; or

        (2)   obtain any requisite consents under instruments governing any such Indebtedness of the Company and any Subsidiary Guarantor to permit the repurchase of the notes.

        The Company shall first comply with the covenant in the preceding sentence before it shall repurchase notes pursuant to this "Repurchase at the Option of Holders Upon a Change of Control" covenant.

        If the Company is unable to repay or cause to be repaid all indebtedness that would prohibit the repurchase of the notes or is unable to obtain the consents of the holders of Indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of the notes validly tendered, or if the Company for any other reason fails to commence the

Change of Control Offer when required to do so by the terms of this covenant, then the Company will have breached such covenant. This failure to commence the Change of Control Offer will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amounts of the notes outstanding. In addition, the failure by the Company to repurchase notes at the conclusion of the Change of Control Offer will constitute an Event of Default under the Indenture without any waiting period or notice requirements. Such Event of Default would, in turn, constitute a default under the existing Bank Credit Facilities and may constitute a default under the terms of any other Indebtedness of the Company or any Subsidiary Guarantor then outstanding.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached any covenant.

        The Company's obligation to repurchase the notes upon a Change of Control will be guaranteed on an unsecured senior basis, to the extent any Restricted Subsidiary becomes a Subsidiary Guarantor, by such Subsidiary Guarantor pursuant to its Subsidiary Guarantee.

        If a Change of Control were to occur, there can be no assurance that the Company and the Subsidiary Guarantors, if any, would have sufficient financial resources, or would be able to arrange financing and pay the purchase price for all notes tendered by the Holders thereof. The provisions under the Indenture related to the Company's obligations to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the Holders of a majority in principal amount of the notes.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party (including any Subsidiary of the Company) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        A "Change of Control" shall be deemed to occur if:

        (1)   any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of all classes of the Voting Stock of the Company outstanding or subject to currently exercisable warrants or options to acquire such Voting Stock;

        (2)   the sale, lease, conveyance or transfer of all or substantially all the assets of the Company and the Restricted Subsidiaries taken as a whole (other than to any Wholly Owned Subsidiary) shall have occurred;

        (3)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company;

        (4)   the Company consolidates with or merges into another Person or any Person consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction (for the purposes of this clause (4), the holders of the Voting Stock immediately prior to such transaction shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if the holders of the Voting Stock immediately prior to such transaction are the beneficial owners (as defined in clause 1 above), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent corporation); or

        (5)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

        The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of "all or substantially all" the Company's and its Restricted Subsidiaries' assets taken as a whole. The Indenture is governed by New York law, and there is no established quantitative definition under New York law of "substantially all" the assets of a corporation. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, conveyance or transfer of less than all the assets of the Company and its Restricted Subsidiaries taken as a whole may be uncertain.

        Except as described above with respect to a Change of Control, the Indenture does not contain any other provision that permits the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring,

Certain Covenants

        Covenant Termination.    In the event that at any time (a) the rating assigned to the notes by either S&P or Moody's is at least an Investment Grade Rating, (b) the obligations under the Bank Credit Facilities cease to be secured and (c) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described below under "Limitation On Indebtedness," "Limitation On Restricted Payments," "Limitation On Issuance And Sale of Capital Stock of Restricted Subsidiaries," "Limitation On Asset Sales," "Limitation On Restrictions On Distributions From Restricted Subsidiaries" and "Future Subsidiary Guarantors." In addition, the Company will no longer be subject to the financial tests set forth in clauses (6) and (7) of the provisions of the Indenture described below under "Merger, Consolidation and Sale of Substantially All Assets." However, the Company will remain subject to the provisions of the Indenture described below under "Limitation on Liens" and "Restricted and Unrestricted Subsidiaries" and the provisions of the Indenture described above under "Repurchase at the Option of Holders Upon a Change of Control."

        Limitation on Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly Incur any Indebtedness unless, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, no Default or

Event of Default would occur as a consequence of, or be continuing following, such Incurrence and application and either:

        (1)   the Consolidated Interest Coverage Ratio would exceed 2.5 to 1.0; or

        (2)   such Indebtedness is Permitted Indebtedness.

        "Permitted Indebtedness" means any and all of the following:

        (1)   Indebtedness arising under the Indenture with respect to the notes issued on the Issue Date and any Subsidiary Guarantees relating thereto;

        (2)   Indebtedness under Bank Credit Facilities, provided that the aggregate principal amount of all Indebtedness under Bank Credit Facilities, together with all Indebtedness Incurred pursuant to clause (10) of this paragraph in respect of Indebtedness previously Incurred under Bank Credit Facilities, at any one time outstanding does not exceed the greater of:

  •
  $600.0 million, which amount shall be permanently reduced by the amount of Net Available Cash from Asset Sales used to permanently repay Indebtedness under Bank Credit Facilities and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to the provisions of the Indenture described under "—Limitation on Asset Sales;" and

  •
  an amount equal to the sum of (a) $150.0 million and (b) 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

        (3)   Indebtedness to the Company or any Restricted Subsidiary by any of its Restricted Subsidiaries or Indebtedness of the Company to any of its Restricted Subsidiaries (but only so long as such Indebtedness is held by the Company or a Restricted Subsidiary);

        (4)   Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

        (5)   Indebtedness under Permitted Hedging Agreements;

        (6)   in-kind obligations relating to oil or gas balancing positions arising in the ordinary course of business;

        (7)   Indebtedness outstanding on the Issue Date not otherwise permitted in clauses (1) through (6) above;

        (8)   Non-recourse Purchase Money Indebtedness;

        (9)   Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph (excluding any Indebtedness Incurred pursuant to clause (1) of the immediately preceding paragraph), provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (9), together with all Indebtedness Incurred pursuant to clause (10) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (9), at any one time outstanding does not exceed $75.0 million;

        (10) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance, (a) Indebtedness referred to in clauses (1), (2), (7), (8) and (9) of this paragraph (including Indebtedness previously incurred pursuant to this clause (10)) and (b) Indebtedness Incurred pursuant to clause (1) of the immediately preceding paragraph, provided that, in the case of each of the foregoing clauses (a) and (b), such Indebtedness is Permitted Refinancing Indebtedness; and

        (11) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property.

        For purposes of determining compliance with the foregoing covenant:

  •
  in the event that an item of indebtedness (including Indebtedness Incurred by the Company to banks or other lenders) could be Incurred pursuant to more than one of the above provisions, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in (and to have incurred such Indebtedness pursuant to) one of the above clauses; and

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  an item of Indebtedness (including Indebtedness Incurred by the Company to banks or other lenders) may for this purpose be divided into more than one of the types of Indebtedness described above.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, Incur, assume or suffer to exist any Lien on or with respect to any Property of the Company or such Restricted Subsidiary, whether owned on the Issue Date or acquired thereafter, or any interest therein or any income or profits therefrom, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, are secured equally and ratably with (or prior to) any and all other obligations secured by such Lien, except that the Company and its Restricted Subsidiaries may enter into, create, incur, assume or suffer to exist Permitted Liens.

        Limitation on Restricted Payments.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment:

        (1)   any Default or Event of Default would have occurred and be continuing;

        (2)   the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the first paragraph under "—Limitation on indebtedness;" or

        (3)   the aggregate amount expended or declared for all Restricted Payments from September 30, 2000 would exceed the sum (without duplication) of the following:

          (a)   50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis commencing on the last day of the fiscal quarter immediately preceding September 30, 2000 and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

          (b)   the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by the Company on or after September 30, 2000 from the issuance or sale (other than to a Subsidiary of the Company) of Capital Stock of the Company or any options, warrants, or rights to purchase Capital Stock of the Company, plus

          (c)   the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by the Company as capital contributions to the Company (other than from a Subsidiary of the Company) on or after September 30, 2000, plus

          (d)   the aggregate net cash proceeds received by the Company from the issuance or sale (other than to any Subsidiary of the Company) on or after September 30, 2000 of convertible Indebtedness that has been converted into or exchanged for Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange or received by the Company from any such conversion or exchange of convertible Indebtedness issued or sold (other than to any Subsidiary of the Company) prior to September 30, 2000, plus

          (e)   to the extent not otherwise included in the Company's Consolidated Net income, an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to September 30, 2000 in any Person resulting from (i) payments of interest on debt, dividends, repayments of loans or advances or other transfers or distributions of Property, in each case to the Company or any Restricted Subsidiary from any Person other than the Company or a Restricted Subsidiary, and in an amount not to exceed the book value of such Investments previously made in such Person that were treated as Restricted Payments, or (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, and in an amount not to exceed the lesser of (x) the book value of all Investments previously made in such Unrestricted Subsidiary that were treated as Restricted Payments and (y) the Fair Market Value of such Unrestricted Subsidiary, plus

          (f)    $25.0 million.

        As of June 30, 2004, the Company had total availability to make Restricted Payments under clause (3) above of approximately $315 million (without giving effect to our acquisition of The Wiser Oil Company on June 30, 2004 or our recent offering of 5,030,000 shares of common stock).

        The limitations set forth in the preceding paragraph will not prevent the following Restricted Payments so long as, at the time thereof, no Default or Event of Default shall have occurred and be continuing (except in the case of clause (1) below under which the payment of a dividend is permitted):

        (1)   the payment of any dividend on Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary within 60 days after the declaration thereof, if at such declaration date such dividend could have been paid in compliance with the preceding paragraph;

        (2)   the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries held by any current or former officers, directors, or employees of the Company or any of its Subsidiaries pursuant to the terms of agreements (including employment agreements) or plans approved by the Company's Board of Directors, including any such repurchase, redemption, acquisition or retirement of shares of such Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying United States or Canadian Federal income tax obligations; provided, however, that the aggregate amount of such repurchases, redemptions, acquisitions and retirements shall not exceed the sum of (a) $10.0 million in any twelve-month period and (b) the aggregate net proceeds, if any, received by the Company during such twelve-month period from any issuance of such Capital Stock pursuant to such agreements or plans;

        (3)   the purchase, redemption or other acquisition or retirement for value of any Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of the Company;

        (4)   the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any Subordinated Indebtedness (other than Redeemable Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of the Company;

        (5)   the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent Incurrence (other than a sale to a Subsidiary of the Company) of Subordinated Indebtedness so long as such new Indebtedness is Permitted Refinancing Indebtedness and (a) has an Average Life that is longer than the Average Life of the notes and (b) has a Stated Maturity for its final scheduled principal payment that is more than one year after the Stated Maturity of the final scheduled principal payment of the notes;

        (6)   the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any Subordinated Indebtedness that is either (a) existing on the Issue Date or (b) issued after the Issue Date in exchange for, or for aggregate net cash proceeds used to repurchase, redeem, legally defease or otherwise acquire or retire for value, Subordinated Indebtedness existing on the Issue Date; provided, however, that the aggregate principal amount of such Subordinated Indebtedness issued after the Issue Date shall not exceed the aggregate principal amount of the Subordinated Indebtedness existing on the Issue Date so exchanged, repurchased, redeemed, legally defeased or otherwise acquired or retired for value; and

        (7)   loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or a duly authorized officer), the net cash proceeds of which are used solely (a) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (7).

        The actions described in clauses (1) and (2) of this paragraph shall be included in the calculation of the amount of Restricted Payments. The actions described in clauses (3), (4), (5), (6) and (7) of this paragraph shall be excluded in the calculation of the amount of Restricted Payments, provided that the net cash proceeds from any issuance or sale of Capital Stock of the Company pursuant to such clauses (3), (4) or (7) shall be excluded from any calculations pursuant to clauses (b) or (c) under the immediately preceding paragraph.

        Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries.    The Company will not (a) permit any Restricted Subsidiary to issue any Capital Stock or Redeemable Stock other than to the Company or one of its Wholly Owned Subsidiaries or (b) permit any Person other than the Company or a Wholly Owned Subsidiary to own any Capital Stock or Redeemable Stock of any other Restricted Subsidiary (other than directors' qualifying shares), except, in each case, for:

        (1)   the sale of the Capital Stock or Redeemable Stock of a Restricted Subsidiary owned by the Company or any other Restricted Subsidiary effected in accordance with the provisions of the Indenture described under "—Limitation on Asset Sales;"

        (2)   the issuance of Capital Stock or Redeemable Stock by a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary; and

        (3)   the Capital Stock or Redeemable Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary, or transfers thereof;

provided, that any sale or issuance of Capital Stock of a Restricted Subsidiary shall be deemed to be an Asset Sale to the extent the percentage of the total outstanding Voting Stock of such Restricted Subsidiary owned directly and indirectly by the Company is reduced as a result of such sale or issuance; provided, further that if a Person whose Capital Stock was issued or sold in a transaction described in this paragraph is, as a result of such transaction, no longer a Restricted Subsidiary, then the Fair Market Value of Capital Stock of such Person retained by the Company and the other Restricted Subsidiaries shall be treated as an Investment for purposes of the provisions of the Indenture described under "—Limitation on Restricted Payments." In the event of the consummation of a sale of all the

Capital Stock of a Restricted Subsidiary pursuant to the foregoing clause (1) and the execution and delivery of a supplemental indenture in form satisfactory to the Trustee, any such Restricted Subsidiary that is also a Subsidiary Guarantor shall be released from all its obligations under its Subsidiary Guaranty.

        Limitation on Asset Sales.    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

        (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; and

        (2)   all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or liabilities of any Restricted Subsidiary that made such Asset Sale (other than liabilities of any Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor's Subsidiary Guarantee), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities ("Permitted Consideration"); provided, however, that the Company and its Restricted Subsidiaries shall be permitted to receive Property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such Property other than Permitted Consideration received from Asset Sales and held by the Company and the Restricted Subsidiaries at any one time shall not exceed 10.0% of Adjusted Consolidated Net Tangible Assets.

        The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company, such Restricted Subsidiary or another Restricted Subsidiary, to the extent the Company elects (or is required by the terms of any Pari Passu Indebtedness of the Company or a Restricted Subsidiary), to:

        (1)   prepay, repay or purchase Pari Passu Indebtedness of the Company or a Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case excluding indebtedness owed to the Company or an Affiliate of the Company);

        (2)   to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or

        (3)   purchase notes or purchase both notes and one or more series or issues of other Pari Passu Indebtedness on a pro rata basis (excluding notes and Pari Passu Indebtedness owned by the Company or an Affiliate of the Company).

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $50.0 million, an offer to purchase notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the "Prepayment Offer") must be made by the Company at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, if any, to the Purchase Date (as defined) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Indebtedness Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the notes and such Pari Passu Indebtedness, and the aggregate principal amount of notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of notes have been given the opportunity to tender their notes for purchase as described in the following paragraph in accordance with the Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

        Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an offer to purchase the notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, by first-class mail, to the Holders of the notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

  •
  that the Company is offering to purchase notes pursuant to the provisions of the Indenture;

  •
  that any note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date;

  •
  that any notes (or portions thereof) not properly tendered will continue to accrue interest;

  •
  the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the "Purchase Date");

  •
  the aggregate principal amount of notes to be purchased;

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  a description of the procedure which Holders of notes must follow in order to tender their notes and the procedures that Holders of notes must follow in order to withdraw an election to tender their notes for payment; and

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  all other instructions and materials necessary to enable Holders to tender notes pursuant to the Prepayment Offer.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached any covenant.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary), unless:

        (1)   such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary; and

        (2)   with respect to a transaction or series of transactions involving aggregate payments by or to the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of:

          (a)   $5.0 million but less than $10.0 million, an officer of the Company certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by an Officer's Certificate delivered to the Trustee;

          (b)   $10.0 million but less than $50.0 million, the Board of Directors of the Company (including a majority of the disinterested members of such Board of Directors) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by a certified resolution delivered to the Trustee; or

          (c)   $50.0 million,

    •
    the Company receives from an independent, nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction (or series of transactions) at issue, a written opinion that such transaction (or series of transactions) is fair, from a financial point of view, to the Company or such Restricted Subsidiary; and

    •
    the Board of Directors of the Company (including a majority of the disinterested members of such Board of Directors) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by a certified resolution delivered to the Trustee.

        The limitations of the preceding paragraph do not apply to:

        (1)   the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any of its Restricted Subsidiaries;

        (2)   indemnities of officers and directors of the Company or any Subsidiary consistent with such Person's charter, bylaws and applicable statutory provisions;

        (3)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

        (4)   loans made:

  •
  to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or by a duly authorized officer) of the Company, the proceeds of which are used solely to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options; or

  •
  to refinance loans, together with accrued interest thereon, made pursuant to this clause (4);

        (5)   advances and loans to officers, directors and employees of the Company or any Subsidiary, provided such loans and advances (excluding loans or advances made pursuant to the preceding clause (4)) do not exceed $10.0 million at any one time outstanding;

        (6)   any Restricted Payment permitted to be paid pursuant to the provisions of the Indenture described under "—Limitations on Restricted Payments;"

        (7)   any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 10% of the total voting power of the Voting Stock of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary); or

        (8)   any transaction or series of transactions pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries in effect on the Issue Date.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the legal right of any Restricted Subsidiary to:

        (1)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or Redeemable Stock, or pay any indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary;

        (2)   make loans or advances to the Company or any other Restricted Subsidiary; or

        (3)   transfer any of its Property to the Company or any other Restricted Subsidiary.

        Such limitation will not apply:

          (a)   with respect to clauses (1), (2) and (3), to encumbrances and restrictions:

    (i)
    in Bank Credit Facilities and other agreements and instruments, in each case as in effect on the Issue Date;

    (ii)
    relating to Indebtedness of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in anticipation of or in connection with the transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary; or

    (iii)
    which result from the renewal, refinancing, extension or amendment of an agreement that is the subject of clause (a)(i) or (ii) above or clause (b)(i) or (ii) below,

provided that encumbrance or restriction is not materially less favorable to the Holders of Notes than those under or pursuant to the agreement so renewed, refinanced, extended or amended; and

          (b)   with respect to clause (3) only, to:

    (i)
    any restriction on the sale, transfer or other disposition of Property relating to indebtedness that is permitted to be Incurred and secured under the provisions of the Indenture described under "—Limitation on Indebtedness" and "—Limitation on Liens;"

    (ii)
    any encumbrance or restriction applicable to Property at the time it is acquired by the Company or a Restricted Subsidiary, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in anticipation of or in connection with such acquisition;

    (iii)
    customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; and

    (iv)
    customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

        Future Subsidiary Guarantors.    The Company shall cause each Domestic Restricted Subsidiary having an aggregate of $25.0 million or more of Indebtedness and Preferred Stock outstanding at any time to promptly execute and deliver to the Trustee a Subsidiary Guarantee. In addition, any Restricted

Subsidiary that Guarantees Indebtedness of the Company will be required to execute and deliver to the Trustee a Subsidiary Guarantee.

        Restricted and Unrestricted Subsidiaries.    Unless defined or designated as an Unrestricted Subsidiary, any Person that becomes a Domestic Subsidiary or a Canadian Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if:

        (1)   such Subsidiary does not at such time own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary;

        (2)   such Subsidiary does not at such time have any Indebtedness or other obligations which, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary; and

        (3)   (a)    such designation is effective immediately upon such Subsidiary becoming a Subsidiary of the Company or of a Restricted Subsidiary;

          (b)   the Subsidiary to be so designated has total assets of $1,000 or less; or

          (c)   if such Subsidiary has assets greater than $1,000, then such redesignation as an Unrestricted Subsidiary is deemed to constitute a Restricted Payment in an amount equal to the Fair Market Value of the Company's direct and indirect ownership interest in such Subsidiary and such Restricted Payment would be permitted to be made at the time of such designation under the provisions of the Indenture described under "—Limitation on Restricted Payments."

        Except as provided in the second sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors of the Company or a committee thereof pursuant to a certified resolution delivered to the Trustee and shall be effective as of the date specified in the applicable certified resolution, which shall not be prior to the date such certified resolution is delivered to the Trustee.

        The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the first paragraph under "—Limitation on Indebtedness;" and no Default or Event of Default would occur or be continuing.

Merger, Consolidation and Sale of Substantially All Assets

        The Company shall not consolidate with or merge with or into any Person, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, unless:

        (1)   the resulting, surviving or transferee person (the "Successor Company") shall be a Person organized or existing under the laws of:

  •
  the United States of America, any State thereof or the District of Columbia; or

  •
  Canada or any province thereof;

        (2)   a supplemental indenture is executed and delivered to the Trustee, in form satisfactory to the Trustee, by the Successor Company expressly assuming, if the Successor Company is not the Company, the obligations of the Company to pay the principal of and interest on the notes and to perform all the covenants of the Company under the Indenture (in which case the Successor Company shall be considered the issuer of the notes);

        (3)   each Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture, in form satisfactory to the Trustee, confirming the obligation of such Subsidiary Guarantor to pay the principal of and interest on the notes pursuant to such Subsidiary Guarantor's Subsidiary Guarantee;

        (4)   in the case of a conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, such Property shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person;

        (5)   immediately after giving effect to such transaction (and treating, for purposes of this clause (5) and clauses (6) and (7) below, any Indebtedness which becomes or is anticipated to become an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

        (6)   other than with respect to the consolidation of the Company with or merger of the Company with or into, or the conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, to, a Wholly Owned Subsidiary, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to clause (1) of the first paragraph under "—Limitation on Indebtedness;"

        (7)   other than with respect to the consolidation of the Company with or merger of the Company with or into, or the conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, to, a Wholly Owned Subsidiary, immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

        (8)   the Company shall have delivered to the Trustee an Officer's Certificate, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture,

        The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, and, except in the case of the lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, the Company shall be released from its obligations under the Indenture.

Reports

        The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will file with the Commission and furnish to the Holder of notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Additional Assets" means:

        (1)   any Property (other than cash, Permitted Short-Term Investments or securities) used in the Oil and Gas Business or any business ancillary thereto;

        (2)   Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the provisions of the Indenture described under "—Certain Covenants-Restricted and Unrestricted Subsidiaries;"

        (3)   the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

        (4)   Permitted Business Investments.

        "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

        (1)   the sum of:

          (a)   discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (i) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report; and (ii) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (iii) estimated proved oil and gas reserves produced or disposed of since such year-end; and (iv) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company's petroleum engineers;

          (b)   the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

          (c)   the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

          (d)   the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (ii) the Fair Market Value, as estimated by the Company, of other tangible assets (including, without duplication, Investments in unconsolidated

  Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus

        (2)   the sum of:

          (a)   minority interests;

          (b)   any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

          (c)   to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

          (d)   the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

        If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the full cost method of accounting.

        "Affiliate" of any specified Person means any other Person:

        (1)   which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; or

        (2)   which beneficially owns or holds directly or indirectly 10% or more of any class of the Voting Stock of such specified Person or of any Subsidiary of such specified Person.

        For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (collectively, "dispositions," and including dispositions pursuant to any consolidation or merger) by such Person in any single transaction or series of transactions of:

        (1)   shares of Capital Stock or other ownership interests of another Person (including Capital Stock of Restricted Subsidiaries and Unrestricted Subsidiaries); or

        (2)   any other Property of such Person;

        Notwithstanding the preceding, the term "Asset Sale" shall not include:

        (1)   the disposition of Permitted Short-Term Investments, inventory, accounts receivable, surplus or obsolete equipment or other Property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment) in the ordinary course of business;

        (2)   the abandonment, assignment, lease, sublease or farm-out of oil and gas properties, or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner that is customary in the Oil and Gas Business;

        (3)   the disposition of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person in the ordinary course of its business;

        (4)   any disposition that constitutes a Restricted Payment made in compliance with the provisions of the Indenture described under "—Certain Covenants-Limitation on Restricted Payments;"

        (5)   when used with respect to the Company, any disposition of all or substantially all of the Property of such Person permitted pursuant to the provisions of the Indenture described under "—Merger, Consolidation and Sale of Substantially All Assets;"

        (6)   the disposition of any Property by such Person to the Company or a Wholly Owned Subsidiary;

        (7)   the disposition of any asset with a Fair Market Value of less than $2.0 million; or

        (8)   any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the Property that is subject thereto.

        "Average Life" means, with respect to any Indebtedness, at any date of determination, the quotient obtained by dividing:

        (1)   the sum of the products of:

  •
  the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by

  •
  the amount of each such principal payment, by

        (2)   the sum of all such principal payments.

        "Bank Credit Facilities" means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including pursuant to the Credit Agreement dated as of October 10, 2000, as amended on May 24, 2001, among the Company, the Lenders named therein, Bank of America N.A., as U.S. syndication agent, Citibank N.A., as US documentation agent and The Chase Manhattan Bank, as global administrative agent, and the Credit Agreement dated as of October 10, 2000, as amended on May 24, 2001, among Canadian Forest Oil ltd., each other subsidiary of Canadian Forest Oil Ltd. that becomes a borrower, the Lenders named therein, The Chase Manhattan Bank of Canada, as Canadian administrative agent, Bank of Montreal, as Canadian syndication agent, and The Chase Manhattan Bank, as global administrative agent) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit, together with any extensions, revisions, restatements, refinancings or replacements thereof by a lender or syndicate of lenders; provided, however, that any Indebtedness which otherwise would come within this definition shall not constitute Indebtedness under Bank Credit Facilities to the extent that the Company shall have determined at the time of Incurrence that such Indebtedness was Incurred pursuant to another provision of the covenant referred to under "Limitation on Indebtedness."

        "Canadian Subsidiary" means a Subsidiary organized under the laws of Canada or any province thereof.

        "Capital Lease Obligation" means any obligation which is required to be classified and accounted for as a capital lease obligation in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment date of rent or any other amount due in respect of such obligation.

        "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person; provided, however, that "Capital Stock" shall not include Redeemable Stock.

        "Consolidated Interest Coverage Ratio" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of:

        (1)   the aggregate amount of EBITDA of the Company and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date for which financial statements are available to

        (2)   the aggregate Consolidated Interest Expense of the Company and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the Company and its Restricted Subsidiaries expected by the Company to be outstanding on the Transaction Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date; provided, that if the Company or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreement which would have the effect of changing the interest rate on any Indebtedness of the Company or any of its Restricted Subsidiaries for such four quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; provided further that any Consolidated Interest Expense with respect to Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs.

        In addition, if since the beginning of the four full fiscal quarter period preceding the Transaction Date, (a) the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (b) the Company or any of its Restricted Subsidiaries shall have acquired any material assets, EBITDA shall be calculated on a pro forma basis as if such asset acquisitions had occurred on the first day of such four fiscal quarter period.

        "Consolidated Interest Expense" means with respect to any Person for any period, without duplication:

        (1)   the sum of:

          (a)   the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including (i) any amortization of debt discount, (ii) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all accrued interest and (v) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to any Bank Credit Facilities and other Indebtedness) paid, accrued or scheduled to be paid or accrued during such period;

          (b)   Redeemable Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) and Preferred Stock dividends of such Person's Restricted Subsidiaries if paid to a Person other than such Person or its other Restricted Subsidiaries;

          (c)   the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;

          (d)   the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction that is Indebtedness allocable to interest expense (determined as if such obligation were treated as a Capital Lease Obligation); and

          (e)   to the extent any Indebtedness of any other Person (other than Restricted Subsidiaries) is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued by such other Person during such period attributable to any such Indebtedness; less

        (2)   to the extent included in (1) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period; in the case of both (1) and (2) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

        "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication:

         (1)  items classified as extraordinary gains or losses net of taxes (less all fees and expenses relating thereto);

         (2)  any gain or loss net of taxes (less all fees and expenses relating thereto), realized on the sale or other disposition of Property, including the Capital Stock of any other Person (but in no event shall this clause (2) apply to any gains or losses on the sale in the ordinary course of business of oil, gas or other hydrocarbons produced or manufactured);

         (3)  the net income of any Restricted Subsidiary of such specified person to the extent the transfer to that Person of that income is restricted by contract or otherwise, except for any cash dividends or cash distributions actually paid by such Restricted Subsidiary to such Person during such period;

         (4)  the net income (or loss) of any other Person in which such Person or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such Person in accordance with GAAP or is an interest in a consolidated Unrestricted Subsidiary), except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or its consolidated Restricted Subsidiaries by such other Person during such period;

         (5)  for the purposes of "—Certain Covenants-Limitation on Restricted Payments" only, the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition;

         (6)  any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

         (7)  any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates;

         (8)  the cumulative effect of a change in accounting principles;

         (9)  any write-downs of non-current assets, provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

       (10)  any non-cash compensation expense realized for grants of performance shares, stock options or stock awards to officers, directors and employees of such Person or any of its Restricted Subsidiaries;

       (11)  any non-cash gains or losses related to Exchange Rate Contracts and Oil and Gas Hedging Contracts, net of taxes;

       (12)  any non-cash gains or losses related to foreign currency exchange, net of taxes; and

       (13)  any expenses relating to the Forcenergy Merger, net of taxes.

        "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Restricted Subsidiaries.

        "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

        "Dollar-denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Domestic Restricted Subsidiary" means a Restricted Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "Domestic Subsidiary" means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "EBITDA" means, with respect to any Person for any period, an amount equal to the Consolidated Net Income of such Person for such period, plus:

        (1)   the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication:

  •
  income tax expense (but excluding income tax expense relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the gains from which are excluded in the determination of such Consolidated Net Income);

  •
  Consolidated Interest Expense;

  •
  depreciation and depletion expense;

  •
  amortization expense;

  •
  exploration expense (if applicable); and

  •
  any other non-cash charges, less

        (2)   to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and added in the determination of such Consolidated Net Income, without duplication, income tax recovery (excluding, however, income tax recovery relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the losses from which are excluded in the determination of such Consolidated Net Income).

        "Equity offering" means (a) a bona fide underwritten sale to the public of common stock of the Company pursuant to a registration statement (other than a Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company) that is declared effective by the Commission or (b) a bona fide sale of common stock for cash to The Anschutz Corporation, in either case following the Issue Date.

        "Exchanged Properties" means properties used or useful in the Oil and Gas Business received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

        "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or any combination thereof, entered into by such Person in the ordinary course of its business for the purpose of limiting or managing exchange rate risks to which such Person is subject.

        "Fair Market Value" means, with respect to any assets to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any noncash consideration or property transferred or received by any Person, the fair market value of such consideration or other property as determined by

        (1)   any officer of the Company if such fair market value is less than $25 million; and

        (2)   the Board of Directors of the Company as evidenced by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $25 million.

        "Forcenergy Merger" means the transactions contemplated by the Agreement and Plan of Merger, dated as of July 10, 2000, among the Company, Forest Acquisition I Corporation, a Delaware corporation, and Forcenergy Inc, a Delaware corporation.

        "GAAP" means United States generally accepted accounting principles as in effect on the date of the Indenture, unless stated otherwise.

        "Government Obligations" means securities that are:

        (1)   direct obligations of the United States of America or Canada for the timely payment of which the full faith and credit of the United States of America or Canada is pledged; or

        (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or Canada, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or Canada which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such

U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of principal of or interest on the Government Obligation evidenced by such depository receipt.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any Lien on the assets of such Person securing obligations to pay Indebtedness of the primary obligor and any obligation of such Person:

        (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase or payment of) any security for the payment of such Indebtedness;

        (2)   to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

        (3)   to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

        Notwithstanding the preceding, a Guarantee by any Person shall not include:

        (1)   endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; or

        (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (2) of the definition of Permitted Investments.

        "Holder" means the Person in whose name a note is registered on the Securities Register.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. For purposes of this definition, Indebtedness of the Company held by a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary held by another Restricted Subsidiary shall be deemed to be Incurred by the issuer of such Indebtedness in the event the Restricted Subsidiary holding such Indebtedness ceases to be a Restricted Subsidiary or in the event such Indebtedness is transferred to a Person other than the Company or a Restricted Subsidiary. For purposes of this definition, any non-interest bearing or other Indebtedness shall be deemed to have been Incurred (in an amount equal to its aggregate principal amount at its Stated Maturity) only on the date of original issue thereof.

        "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

        (1)   any obligation of such Person for borrowed money;

        (2)   any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including any such obligations Incurred in connection with the acquisition of Property, assets or businesses;

        (3)   any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

        (4)   any obligation of such Person issued or assumed as the deferred purchase price of Property or services (other than Trade Accounts Payable);

        (5)   any Capital Lease Obligation of such Person;

        (6)   the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination;

        (7)   any payment obligation of such Person under Exchange Rate Contracts, Interest Rate Protection Agreements, Oil and Gas Hedging Contracts or under any similar agreements or instruments;

        (8)   any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party; and

        (9)   any obligation of the type referred to in clauses (1) through (8) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

        Notwithstanding the preceding, Indebtedness shall not include Production Payments and Reserve Sales. For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date in respect of any contingent obligations described above.

        "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into by such Person in the ordinary course of its business for the purpose of limiting or managing interest rate risks to which such Person is subject.

        "Investment" means, with respect to any Person:

        (1)   any amount paid by such Person, directly or indirectly, to any other Person for Capital Stock or other Property of, or as a capital contribution to, any other Person; or

        (2)   any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business).

        Notwithstanding the preceding, Investments shall not include:

          (a)   in the case of clause (1) as used in the definition of "Restricted Payments" only, any such amount paid through the issuance of Capital Stock of the Company; and

          (b)   in the case of clause (1) or (2), extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any increase in the equity ownership in any Person resulting from retained earnings of such Person.

        "Investment Grade Rating" means BBB- or above, in the case of S&P (or its equivalent under any successor rating categories of S&P), Baa3 or above, in the case of Moody's (or its equivalent under any successor rating categories of Moody's) and the equivalent in respect of the rating categories of any Rating Agencies substituted for S&P or Moody's.

        "Issue Date" means the date on which the notes first were issued under the Indenture.

        "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the provisions of the Indenture described under "—Certain Covenants-Limitation on Liens," a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

        "Liquid Securities" means securities:

        (1)   of an issuer that is not an Affiliate of the Company;

        (2)   that are publicly traded on the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange or the Nasdaq National Market; and

        (3)   as to which the Company or the Restricted Subsidiary holding such securities is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held.

        Notwithstanding the preceding, securities meeting the requirements of clauses (1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of:

  •
  the date on which such securities are sold or exchanged for cash or Permitted Short-Term Investments; and

  •
  180 days following the date of receipt of such securities.

        If such securities are not sold or exchanged for cash or Permitted Short-Term Investments within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under "—Certain Covenants-Limitation on Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Available Cash" from an Asset Sale means cash proceeds received therefrom including:

        (1)   any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received; and

        (2)   the Fair Market Value of Liquid Securities and Permitted Short-Term Investments, and excluding:

          (a)   any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property that is the subject of such Asset Sale; and

          (b)   except to the extent subsequently converted to cash, Liquid Securities or Permitted Short-Term Investments within 240 days after such Asset Sale, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of:

    (i)
    all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale;

    (ii)
    all payments made on any Indebtedness (but specifically excluding Indebtedness of the Company and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder;

    (iii)
    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

    (iv)
    the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        Notwithstanding the preceding, if any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Company or any Restricted Subsidiary from escrow.

        "Net Working Capital" means:

        (1)   all current assets of the Company and its Restricted Subsidiaries; less

        (2)   all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP

        "Non-recourse Purchase Money Indebtedness" means Indebtedness (other than Capital Lease Obligations) of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which:

        (1)   the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary:

  •
  is directly or indirectly liable for such Indebtedness; or

  •
  provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

        (2)   no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity,

        "Officers' Certificate" means a certificate signed by:

        (1)   the President or the Chief Executive Officer; and

        (2)   the Chief Financial Officer, the Chief Accounting Officer or the Treasurer, of the Company and delivered to the Trustee, which shall comply with the Indenture.

        "Oil And Gas Business" means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

        "Oil And Gas Hedging Contract" means, with respect to any Person, any agreement or arrangement, or any combination thereof, relating to oil and gas or other hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the Oil and Gas Business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

        "Oil And Gas Liens" means:

        (1)   Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

        (2)   Liens on an oil or gas producing property to secure obligations Incurred or guarantees of obligations Incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

        (3)   Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

        (4)   Liens arising in connection with Production Payments and Reserve Sales; and

        (5)   Liens on pipelines or pipeline facilities that arise by operation of law.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is pari passu in right of payment to the notes or a Subsidiary Guarantee, as applicable.

        "Pari Passu Offer" means an offer by the Company or a Subsidiary Guarantor to purchase all or a portion of Pari Passu Indebtedness to the extent required by the indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness was issued.

        "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including:

        (1)   ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems; and

        (2)   Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farmin agreements, farmout agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties, excluding however, Investments in corporations other than Restricted Subsidiaries.

        "Permitted Hedging Agreements" means:

        (1)   Exchange Rate Contracts and Oil and Gas Hedging Contracts; and

        (2)   Interest Rate Protection Agreements but only to the extent that the stated aggregate notional amount thereunder does not exceed 100% of the aggregate principal amount of Indebtedness of the Company or a Restricted Subsidiary covered by such Interest Rate Protection Agreements at the time such agreements were entered into.

        "Permitted Investments" means any and all of the following:

         (1)  Permitted Short-Term Investments;

         (2)  Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;

         (3)  Investments by any Restricted Subsidiary in the Company;

         (4)  Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary;

         (5)  Investments by the Company or any Restricted Subsidiary in (a) any Person that will, upon the making of such Investment, become a Restricted Subsidiary or (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

         (6)  Investments in the form of securities received from Asset Sales, provided that such Asset Sales are made in compliance with the provisions of the Indenture described under "—Certain Covenants—Limitation on Asset Sales;"

         (7)  Investments in negotiable instruments held for collection; lease, utility and other similar deposits; and stock, obligations or other securities received in settlement of debts (including under any bankruptcy or other similar proceeding) owing to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Liens or Indebtedness, in each of the foregoing cases in the ordinary course of business of the Company or such Restricted Subsidiary;

         (8)  relocation allowances for, and advances and loans to, officers, directors, and employees of the Company or any of its Restricted Subsidiaries; provided such items do not exceed in the aggregate $10.0 million at any one time outstanding;

         (9)  Investments intended to promote the Company's strategic objectives in the Oil and Gas Business in an aggregate amount not to exceed 10% of the Adjusted Consolidated Net Tangible Assets (determined as of the date of the making of any such investment) at any one time outstanding (which Investments shall be deemed to be no longer outstanding only upon the return of capital thereof);

       (10)  Investments made for the purpose of acquiring gas marketing contracts in an aggregate amount not to exceed $25.0 million at any one time outstanding;

       (11)  Investments made pursuant to Permitted Hedging Agreements of the Company and the Restricted Subsidiaries; and

       (12)  Investments pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries as in effect on the Issue Date (other than investments described in clauses (1) through (11) above).

        "Permitted Liens" means any and all of the following:

         (1)  Liens existing as of the Issue Date; provided, however, that in the event all the conditions described above under "Certain Covenants-Covenant Termination" shall have been satisfied and the Company and its Restricted Subsidiaries shall no longer be subject to the provisions of the Indenture terminated in accordance with such provision, Liens securing Indebtedness under the Bank Credit Facilities shall no longer be deemed to be Permitted Liens by reason of this clause (1);

         (2)  Liens securing the notes, any Subsidiary Guarantees and other obligations arising under the Indenture;

         (3)  any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), provided that Liens are not extended to other Property of the Company or its Restricted Subsidiaries;

         (4)  any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), provided that Liens are not extended to other Property of the Company or its Restricted Subsidiaries;

         (5)  any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their Property (including:

          (a)   easements, rights of way and similar encumbrances;

          (b)   rights or title of lessors under leases (other than Capital Lease Obligations);

          (c)   rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks;

          (d)   Liens imposed by law, including Liens under workers' compensation or similar legislation and mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens;

          (e)   Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice; and

          (f)    Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property (other than Trade Accounts Payable));

         (6)  Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

         (7)  Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against the Company or any Restricted Subsidiary but excluding any such Liens to the extent securing insured or indemnified judgments or orders) in excess of $25.0 million;

         (8)  Liens securing Permitted Hedging Agreements of the Company and its Restricted Subsidiaries;

         (9)  Liens securing purchase money Indebtedness or Capital Lease Obligations, provided that Liens attach only to the Property acquired with the proceeds of such purchase money Indebtedness or the Property which is the subject of such Capital Lease Obligations;

       (10)  Liens securing Non-recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations), provided that (a) such Liens attach only to the fixed assets acquired with the proceeds of such Non-recourse Purchase Money Indebtedness and (b) such Non-recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets;

       (11)  Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Company or any Restricted Subsidiary so long as such deposit of funds is permitted by the provisions of the Indenture described under "—Limitation on Restricted Payments;"

       (12)  Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary to secure obligations of such Person and any refinancings thereof;

       (13)  Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (1), (2), (3), (4), (9) and (10) above; provided, however, that (a) such new Lien shall be limited to all or part of the same Property (including future improvements thereon and accessions thereto) subject to the original Lien and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

       (14)  Liens in favor of the Company or a Restricted Subsidiary; and

       (15)  Liens not otherwise permitted by clauses (1) through (14) above incurred in the ordinary course of business of the Company and its Restricted Subsidiaries and encumbering Property having an aggregate Fair Market Value not in excess of $10.0 million at any one time.

        Notwithstanding anything in this definition to the contrary, the term "Permitted Liens" shall not include Liens resulting from the creation, incurrence, issuance, assumption or Guarantee of any Production Payments and Reserve Sales other than:

        (1)   any such Liens existing as of the Issue Date;

        (2)   Production Payments and Reserves Sales in connection with the acquisition of any Property after the Issue Date, provided that any such Lien created in connection therewith is created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, such Property;

        (3)   Production Payments and Reserve Sales, other than those described in clauses (1) and (2) of this sentence, to the extent such Production Payments and Reserve Sales constitute Asset Sales made pursuant to and in compliance with the provisions of the Indenture described under "—Limitation on Asset Sales;" and

        (4)   incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company and any Restricted Subsidiary.

Notwithstanding the preceding, in the case of the immediately foregoing clauses (1), (2), (3) and (4), any Lien created in connection with any such Production Payments and Reserve Sales shall be limited to the Property that is the subject of such Production Payments and Reserve Sales.

        "Permitted Refinancing Indebtedness" means Indebtedness ("new Indebtedness") Incurred in exchange for, or proceeds of which are used to refinance, other Indebtedness ("old Indebtedness"); provided, however, that:

        (1)   such new Indebtedness is in an aggregate principal amount not in excess of the sum of:

  •
  the aggregate principal amount then outstanding of the old Indebtedness (or, if such old Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination); and

  •
  an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing;

        (2)   such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the old Indebtedness;

        (3)   such new Indebtedness has an Average Life at the time such new Indebtedness is Incurred that is equal to or greater than the Average Life of the old Indebtedness at such time;

        (4)   such new Indebtedness is subordinated in right of payment to the notes (or, if applicable, the relevant Subsidiary Guarantee) to at least the same extent, if any, as the old Indebtedness;

        (5)   if such old Indebtedness is Non-recourse Purchase Money Indebtedness or Indebtedness that refinanced Non-recourse Purchase Money Indebtedness, such new Indebtedness satisfies clauses (1) and (2) of the definition of "Non-recourse Purchase Money Indebtedness;" and

        (6)   such new Indebtedness is not incurred by a Restricted Subsidiary which thereafter will not be a Subsidiary Guarantor to refinance old Indebtedness of the Company or a Subsidiary Guarantor.

        "Permitted Short-Term Investments" means:

        (1)   Investments in Government Obligations maturing within one year of the date of acquisition thereof;

        (2)   Investments in demand accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof or the District of Columbia, or Canada or any Province thereof, that is a member of the Federal Reserve System or comparable Canadian system and has capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term Indebtedness is rated "A" (or such similar equivalent rating), or higher, according to Moody's or Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc.;

        (3)   Investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (a) all such deposits have been made in such accounts in the ordinary course of business and (b) such deposits do not at any one time exceed $20.0 million in the aggregate;

        (4)   repurchase and reverse repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) entered into with a bank meeting the qualifications described in clause (2);

        (5)   Investments in commercial paper or notes, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any State thereof or the District of Columbia, or Canada or any Province thereof, with a short-term rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P or "R-1" (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer) or a long-term rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-" (or higher) according to S&P or such similar equivalent rating (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

        (6)   Investments in any money market mutual fund having assets in excess of $250.0 million all of which consist of other obligations of the types described in clauses (1), (2), (4) and (5) hereof; and

        (7)   Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-1" (or higher) according to S&P or such similar equivalent rating (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer).

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; provided, however that "Preferred Stock" shall not include Redeemable Stock.

        "Principal" of any Indebtedness (including the notes) means the principal amount of such Indebtedness plus any premium on such Indebtedness.

        "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

        "Rating Agencies" means (a) S&P and Moody's or (b) if S&P or Moody's or both of them are not making ratings of the new notes publicly available, a nationally recognized U.S. rating agency or agencies, as the cases may be, selected by the Company, which will be substituted for S&P or Moody's or both, as the case may be.

        "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other Property or is or could become redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company.

        "Restricted Payment" means:

        (1)   a dividend or other distribution declared or paid on the Capital Stock or Redeemable Stock of the Company or to the Company's shareholders (other than dividends, distributions or payments made solely in Capital Stock of the Company or in options, warrants or other rights to purchase or acquire Capital Stock), or declared and paid to any Person other than the Company or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis) on the Capital Stock or Redeemable Stock of any Restricted Subsidiary;

        (2)   a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock or Redeemable Stock, or any options, warrants or other rights to acquire Capital Stock or Redeemable Stock, of the Company or of a Restricted Subsidiary;

        (3)   a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, legally defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, any Subordinated Indebtedness, provided that this clause (3) shall not include any such payment with respect to (a) any such Subordinated Indebtedness to the extent of Excess Proceeds remaining after compliance with the provisions of the Indenture described under "—Certain Covenants—Limitation on Asset Sales" and to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued or (b) the purchase, repurchase or other acquisition of any such Subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, in each case due within one year of the date of acquisition; or

        (4)   an Investment (other than a Permitted Investment) by the Company or a Restricted Subsidiary in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated an Unrestricted Subsidiary pursuant to the provision of the Indenture described under "—Certain Covenants—Restricted and Unrestricted Subsidiaries."

        "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly Owned Subsidiary of such Person or between one or more Wholly Owned Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

        "Senior Indebtedness of the Company" means the obligations of the Company with respect to Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, Incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the preceding, Senior Indebtedness of the Company shall not include:

        (1)   Indebtedness of the Company to a Subsidiary of the Company;

        (2)   amounts owed for goods, materials or services purchased in the ordinary course of business;

        (3)   Indebtedness Incurred in violation of the Indenture;

        (4)   amounts payable or any other Indebtedness to employees of the Company or any Subsidiary of the Company;

        (5)   any liability for federal, state, local or other taxes owed or owing by the Company;

        (6)   any Indebtedness of the Company that, when Incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company;

        (7)   Subordinated Indebtedness of the Company;

        (8)   Indebtedness of the Company that is represented by Redeemable Stock; and

        (9)   in-kind obligations relating to net oil and gas balancing positions.

        "Senior Indebtedness of any Subsidiary Guarantor" has a correlative meaning.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Stated Maturity," when used with respect to any security or any installment of principal thereof or interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated or junior in right of payment to the notes or the relevant Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

        "Subsidiary" of a Person means:

        (1)   another Person which is a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by:

          (a)   the first Person;

          (b)   the first Person and one or more of its Subsidiaries; or

          (c)   one or more of the first Person's Subsidiaries; or

        (2)   another Person which is not a corporation (x) at least 50% of the ownership interest of which and (y) the power to elect or direct the election of a majority of the directors or other governing body of which are controlled by Persons referred to in clause (a), (b) or (c) above.

        "Subsidiary Guarantor" means, unless released from its Subsidiary Guarantee as permitted by the Indenture, any Restricted Subsidiary that becomes a Guarantor of the notes in compliance with the provisions of the Indenture and executes a supplemental indenture agreeing to be bound by the terms of the Indenture.

        "Subsidiary Guarantee" means an unconditional, unsecured senior subordinated Guarantee of the notes given by any Restricted Subsidiary pursuant to the terms of the Indenture.

        "Trade Accounts Payable" means accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

        "Unrestricted Subsidiary" means:

        (1)   each Subsidiary of the Company that the Company has designated pursuant to the provision of the Indenture described under "—Certain Covenants—Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary; and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

        "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Voting Stock" of any Person means Capital Stock of any Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary of the Company all the Voting Stock of which (other than directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Defeasance and Covenant Defeasance

        The Company and the Subsidiary Guarantors will, at the election of the Company at any time, be discharged from all their obligations with respect to the notes ("Legal Defeasance") except for obligations:

        (1)   to exchange or register the transfer of notes;

        (2)   to replace stolen, lost or mutilated notes;

        (3)   to maintain paying agencies; and

        (4)   to hold moneys for payment in trust.

        In addition, the Company may omit to comply with certain covenants, including those described under "—Repurchase at the Option of Holders Upon a Change of Control," "—Certain Covenants" and in clauses (6) and (7) under the first paragraph of "—Merger, Consolidation and Sale of Substantially All Assets" ("Covenant Defeasance") and the occurrence of the Events of Default described below in clauses (3) and (4) (with respect to such covenants) and clauses (5), (6), (7) (with respect to Significant Subsidiaries) and (8)), under "—Events of Default and Notice" will be deemed not to be or result in an Event of Default.

        Such Legal Defeasance or Covenant Defeasance may occur only if, among other things, the Company:

        (1)   deposits in trust for the benefit of the Holders of the notes money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, interest and any premium in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes at Stated Maturity thereof or on earlier redemption in accordance with the terms of the Indenture and the notes;

        (2)   in the case of Legal Defeasance, delivers to the Trustee an Opinion of United States Counsel to the effect that:

          (a)   the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or since the date of Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; and

          (b)   the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 or that such trust is qualified thereunder or exempt from regulation thereunder;

        (3)   in the case of Covenant Defeasance, delivers to the Trustee an Opinion of United States Counsel to the effect that:

          (a)   Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur; and

          (b)   that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 or that such trust is qualified thereunder or exempt from regulation thereunder.

        If the Company were to exercise this option and the notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the notes at the time of their Stated Maturity but might not be sufficient to pay amounts due on the notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

        If the Company exercises either of the options described above, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

Events of Default and Notice

        The following are summaries of Events of Default under the Indenture with respect to the notes:

        (1)   failure to pay any interest on the notes when due, continued for 30 days;

        (2)   failure to pay principal or any premium on the notes when due;

        (3)   failure to comply with the provisions of the Indenture described under "Merger, Consolidation and Sale of Substantially All Assets;"

        (4)   failure to perform any other covenant of the Company or any Subsidiary Guarantor in the Indenture, continued for 60 days after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the notes;

        (5)   a default by the Company or any Restricted Subsidiary under any Indebtedness for borrowed money (other than Non-recourse Purchase Money Indebtedness) which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an amount greater than $10.0 million if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;

        (6)   one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount outstanding at any time in excess of $10.0 million and such judgment or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days;

        (7)   certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

        (8)   a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the notes by notice as provided in the Indenture may declare the principal amount of the notes to be due and payable immediately. If an Event of Default described in clause (7) above occurs, the principal amount of all the notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

        No Holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

        (1)   such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the new notes;

        (2)   the Holders of at least 25% in aggregate principal amount of the notes have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

        (3)   the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, such limitations do not apply to a suit instituted by a Holder of notes for the enforcement of payment of the principal of or any premium or interest on such notes on or after the applicable due date specified in such notes.

Modification of the Indenture; Waiver

        Modifications and amendments of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee without the consent of any Holders of notes in certain limited circumstances, including:

        (1)   to cure any ambiguity, omission, defect or inconsistency;

        (2)   to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all the assets of the Company and the Restricted Subsidiaries taken as a whole and certain other events specified in the provisions of the Indenture described under "—Merger, Consolidation and Sale of Substantially All Assets;"

        (3)   to provide for uncertificated notes in addition to or in place of certificated notes;

        (4)   to comply with any-requirement of the Commission in order to effect or maintain the qualification of the Indenture under the 1939 Act;

        (5)   to make any change that does not adversely affect the rights of any Holder of notes in any material respect;

        (6)   to add or remove Subsidiary Guarantors pursuant to the procedure set forth in the Indenture; and

        (7)   to make certain other modifications and amendments as set forth in the Indenture.

        The Company, the Subsidiary Guarantors and the Trustee may, with the written consent of the Holders of not less than a majority in aggregate principal amount of the notes, execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the notes, except that no such supplemental indenture, amendment or waiver may, without the consent of all the Holders of notes, among other things:

        (1)   reduce the principal amount of notes whose Holders must consent to an amendment or waiver;

        (2)   reduce the rate of or change the time for payment of interest on any notes;

        (3)   change the currency in which any amount due in respect of the notes is payable;

        (4)   reduce the principal of or any premium on or change the Stated Maturity of any notes or alter the redemption or repurchase provisions with respect thereto;

        (5)   reduce the relative ranking of any notes;

        (6)   release any security that may have been granted to the Trustee in respect of the notes;

        (7)   at any time after a Change of Control or an Asset Sale has occurred, change the time at which the Change of Control Offer or Prepayment Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer or Prepayment Offer;

        (8)   cause the Company or any Subsidiary Guarantor to be required to make any deduction or withholding from payments made under or with respect to the notes; or

        (9)   make certain other significant amendments or modifications as specified in the indenture.

        The Holders of at least a majority in principal amount of the notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of at least a majority in principal amount of the notes may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holders of each note.

Notices

        Notices to Holders of the notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Governing Law

        The Indenture and the notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law.

Book-Entry Settlement and Clearance

Global Note

        Certificates representing the new notes will be issued in fully registered form, without coupons. Except as described below, the registered notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of Cede & Co., as nominee of DTC, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by the DTC.

        Ownership of beneficial interests in the global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of the global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in the global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        The global note and beneficial interests therein will be subject to restrictions on transfer as described below.

Book-Entry Procedures for the Global Note

        All interests in the global note will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a "banking organization" within the meaning of the New York State Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

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  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of the global note, that nominee will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

        As a result, each investor who owns a beneficial interest in the global note must rely on the procedures of DTC to exercise any rights of a holder of new notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the new notes represented by the global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

Certificated Notes

        New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

PLAN OF DISTRIBUTION

        You may transfer new notes issued under the exchange offer in exchange for the old notes if:

  •
  you acquire the new notes in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of such new notes in violation of the provisions of the Securities Act of 1933; and

  •
  you are not our "affiliate" (within the meaning of Rule 405 under the Securities Act of 1933).

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

        If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer—Purpose and Effect of the Exchange Offer" and "—Procedures for Tendering—Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market- making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sole from time to time on one or more transactions in any of the following ways:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the new notes or a combination of such methods of resale;

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agree to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

        We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of certain federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

        We believe that the exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the old notes immediately before the exchange.

LEGAL MATTERS

        The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P.

EXPERTS

        The consolidated financial statements of Forest Oil Corporation as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to the adoption of Statements of Financial Accounting Standards Nos. 145, 143, 142 and 133.

        The consolidated financial statements of The Wiser Oil Company for the year ended December 31, 2003 appearing in Forest Oil Corporation's Current Report on Form 8-K dated June 28, 2004, as amended, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at http://www.forestoil.com. We do not intend for information contained in our website to be part of this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus the documents listed below which we filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding those filings made under Item 9 or 12 of Form 8-K) until the offering of the securities terminates or we have filed with the SEC an amendment to the registration statement relating to this offering that deregisters all securities then remaining unsold:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  Quarterly report on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

  •
  Current Reports on Form 8-K (excluding those filings made under Items 9 or 12) dated February 25, 2004, May 23, 2004, May 26, 2004 (as amended), May 28, 2004, June 2, 2004, June 22, 2004, June 28, 2004 (as amended) and July 19, 2004; and

        You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning us at the following number or writing us at the following address:

      Forest Oil Corporation
      Attention: Corporate Secretary
      1600 Broadway
      Suite 2200
      Denver, Colorado 80202
      (303) 812-1400

FORWARD LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts or present facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in the documents incorporated by reference herein.

        These forward-looking statements appear in a number of places and include statements with respect to, among other things:

  •
  estimates of our oil and gas reserves;

  •
  estimates of our future natural gas and liquids production, including estimates of any increases in oil and gas production;

  •
  planned capital expenditures and availability of capital resources to fund capital expenditures;

  •
  our outlook on oil and gas prices;

  •
  the impact of political and regulatory developments;

  •
  our future financial condition or results of operations and our future revenues and expenses; and

  •
  our business strategy and other plans and objectives for future operations.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes and the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures and the other risks incorporated by reference in this prospectus. The financial results of our foreign operations are also subject to currency exchange rate risks.

        Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described in this prospectus or the documents we incorporate by reference, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        All forward-looking statements express or implied, included in this prospectus and the documents we incorporate by reference and attributable to Forest are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Forest or persons acting on its behalf may issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), in which Forest Oil Corporation is incorporated, permit New York corporations, acting through their boards of directors, to extend broad protection to their directors, officers and other employees by way of indemnity and advancement of expenses. These sections (1) provide that the statutory indemnification provisions of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or bylaws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, (4) eliminate the requirement for mandatory statutory indemnification that the indemnified party be "wholly" successful, and (5) provide for the advancement of litigation expenses upon a receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted. Essentially, the amended BCL allows corporations to provide for indemnification of directors, officers and employees except in those cases where a judgment or other final adjudication adverse to the indemnified party establishes that the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he was not legally entitled.

        Article IX of the Bylaws of Forest Oil Corporation contains very broad indemnification provisions which permit the Company to avail itself of the amended BCL to extend broad protection to its directors, officers and employees by way of indemnity and advancement of expenses. It sets out the standard under which the Company will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers. It also establishes the manner of handling indemnification when a lawsuit is settled. It is not intended that this Bylaw is an exclusive method of indemnification.

        We carry directors and officers liability coverages designed to insure our officers and directors and those of our subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to us and our subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Item 21. Exhibits and Financial Statement Schedules.

        (a)   The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Exhibits
4.1	Indenture dated as of December 7, 2001 between Forest Oil Corporation and State Street Bank and Trust Company, incorporated herein by reference to Exhibit 4.5 to Forest Oil Corporation's Registration Statement on Form S-4 dated February 6, 2002 (File No. 333-82254). U.S. Bank National Association is successor in interest to State Street Bank and Trust Company under the Indenture.
4.2	Registration Rights Agreement between Forest Oil Corporation and the other signatories thereto dated as of July 14, 2004, incorporated herein by reference to Exhibit 4.1 to Forest Oil Corporation's quarterly report on Form 10-Q for the quarterly period ended June 30, 2004.
5.1*	Opinion of Vinson & Elkins L.L.P., as to the validity of the securities being registered.
12.1*	Computation of Ratios of Earnings to Fixed Charges.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23.4*	Consent of Ryder Scott Company, L.P.
23.5*	Consent of DeGolyer & MacNaughton.
24.1*	Powers of Attorney (included on the signature pages hereof).
25.1*	Statement of Eligibility on Form T-1 of U.S. Bank National Association.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Letter to Clients.
99.3*	Form of Letter to Registered Holders and DTC Participants.
99.4*	Form of Notice of Guaranteed Delivery.

*
Filed herewith.

        (b)   Financial Data Schedule.

        Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22. Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 13, 2004.

FOREST OIL CORPORATION
By:	/s/ H. CRAIG CLARK H. Craig Clark President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints H. Craig Clark, David H. Keyte and Newton W. Wilson III, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ H. CRAIG CLARK (H. Craig Clark)	President and Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2004
/s/ DAVID H. KEYTE (David H. Keyte)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 13, 2004
/s/ JOAN C. SONNEN (Joan C. Sonnen)	Vice President—Controller and Chief Accounting Officer (Principal Accounting Officer)	August 13, 2004
/s/ FORREST E. HOGLUND (Forrest E. Hoglund)	Chairman of the Board of Directors	August 13, 2004

/s/ WILLIAM L. BRITTON (William L. Britton)	Director	August 13, 2004
/s/ CORTLANDT S. DIETLER (Cortlandt S. Dietler)	Director	August 13, 2004
/s/ DOD A. FRASER (Dod A. Fraser)	Director	August 13, 2004
/s/ JAMES H. LEE (James H. Lee)	Director	August 13, 2004
/s/ JAMES D. LIGHTNER (James D. Lightner)	Director	August 13, 2004
/s/ PATRICK R. MCDONALD (Patrick R. McDonald)	Director	August 13, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibits
4.1	Indenture dated as of December 7, 2001 between Forest Oil Corporation and State Street Bank and Trust Company, incorporated herein by reference to Exhibit 4.5 to Forest Oil Corporation's Registration Statement on Form S-4 dated February 6, 2002 (File No. 333-82254). U.S. Bank National Association is successor in interest to State Street Bank and Trust Company under the Indenture.
4.2	Registration Rights Agreement between Forest Oil Corporation and the other signatories thereto dated as of July 14, 2004, incorporated herein by reference to Exhibit 4.1 to Forest Oil Corporation's quarterly report on Form 10-Q for the quarterly period ended June 30, 2004.
5.1*	Opinion of Vinson & Elkins L.L.P., as to the validity of the securities being registered.
12.1*	Computation of Ratios of Earnings to Fixed Charges.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23.4*	Consent of Ryder Scott Company, L.P.
23.5*	Consent of DeGolyer & MacNaughton.
24.1*	Powers of Attorney (included on the signature pages hereof).
25.1*	Statement of Eligibility on Form T-1 of U.S. Bank National Association.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Letter to Clients.
99.3*	Form of Letter to Registered Holders and DTC Participants.
99.4*	Form of Notice of Guaranteed Delivery.

*
Filed herewith.